                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          STRUCTURAL DYNAMICS RESEARCH CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION

                               2000 EASTMAN DRIVE
                              MILFORD, OHIO 45150

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1998

TO THE SHAREHOLDERS OF STRUCTURAL DYNAMICS RESEARCH CORPORATION:

    You are cordially invited to attend the Annual Meeting of the Shareholders of Structural Dynamics Research Corporation to be held on May 7, 1998 at 2:00 P.M. at the Company's offices, 2000 Eastman Drive, Milford, Ohio 45150, for the purpose of considering and acting on the following:

    1.  Election of three Class I directors to serve until the 2000 Annual
       Meeting.

    2. Approval and adoption of the Structural Dynamics Research Corporation 1998 Long-Term Stock Incentive Plan.

    3. Ratification of the appointment of Price Waterhouse LLP as the independent auditors of the Company for 1998.

    4. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on March 18, 1998 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          [JOHN A. MONGELLUZZO SIGNATURE]
                                          John A. Mongelluzzo
                                          Secretary
April 1, 1998

                                    IMPORTANT

    A PROXY STATEMENT AND PROXY ARE SUBMITTED HEREWITH. AS A SHAREHOLDER, YOU ARE URGED TO COMPLETE AND MAIL THE PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THIS ANNUAL MEETING IN PERSON. THE ENCLOSED ENVELOPE FOR RETURN OF PROXY REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED IN WHICH EVENT THEIR SIGNED PROXIES ARE REVOKED. IT IS IMPORTANT THAT YOUR SHARES BE VOTED. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION

                               2000 EASTMAN DRIVE
                              MILFORD, OHIO 45150

                                                                   April 1, 1998

                                PROXY STATEMENT

    The enclosed form of proxy is being solicited on behalf of the Board of Directors of Structural Dynamics Research Corporation (also referred to as "SDRC" or the "Company") for the Annual Meeting of Shareholders to be held on May 7, 1998. Each of the 36,018,754 shares of Common Stock, without par value, outstanding on March 18, 1998, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. Only shareholders of record on the books of the Company at the close of business on March 18, 1998 will be entitled to vote at the meeting either in person or by proxy. The Company has hired Morrow & Co., Inc. to assist it in soliciting proxies. This Proxy Statement is being mailed to shareholders on or about April 1, 1998.

    The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Each person granting a proxy may revoke it by giving notice to the Company's Secretary in writing or in open meeting at any time before it is voted. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other regular employees of the Company who will receive no compensation therefor in addition to their regular salaries. Brokers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company will reimburse them for their expenses. The expense of soliciting proxies will be borne by the Company.

    The Annual Report of the Company for the fiscal year ended December 31, 1997 is enclosed with this Proxy Statement.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is comprised of two classes, Class I consisting of three directors and Class II consisting of four directors, with no vacancies. At this Annual Meeting, the three directors of Class I are to be elected to hold office until the 2000 Annual Meeting of Shareholders. It is the intention of the individuals named in the proxy to vote for the election of only the three nominees designated for Class I directorships. Only the maximum of three Class I directors may be elected. The Company is not currently aware of any potential candidates who may be nominated at or prior to the meeting, and in no event will the proxies solicited hereby be voted for other than the three nominees designated for Class I directorships.

    The nominees, William P. Conlin, Bannus B. Hudson and Arthur B. Sims, are currently serving as members of the Board of Directors. While management has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nominations, should any nominee so refuse or become unable to accept, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the Board of Directors. Nominees receiving the three highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the three nominees specified above unless otherwise instructed by the shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

    Information with respect to each of the three nominees is as follows:

                               CLASS I DIRECTORS
                             (TERMS EXPIRE IN 1998)

    WILLIAM P. CONLIN, Lead Director since October, 1996 and Chairman of the Board of the Company from February, 1995 to October, 1996. Mr. Conlin served as President of CalComp, Inc., a subsidiary of Lockheed Corporation, from 1983 to 1993. Mr. Conlin is also a director of Syntellect Incorporated. Mr. Conlin is 64 years of age and has been a director of the Company since April, 1993.

    BANNUS B. HUDSON, is currently President and Chief Executive Officer of Beverages & More, Inc. (the country's second largest beverage retailer) and formerly served as President and Chief Executive Officer of Equity Enterprises, Inc., a strategic consulting firm. Prior to that, he served as President and Chief Executive Officer of The United States Shoe Corporation, having served in such capacities for more than five years, until May, 1995. Mr. Hudson is also a director of Ohio National Financial Services and U.S. Biomaterials Corporation. Mr. Hudson is 52 years of age and has been a director of the Company since June, 1995.

    ARTHUR B. SIMS, has served as Chief Executive Officer and Chairman of the Board of 3D Systems Corporation (developer, manufacturer and marketer of rapid prototyping systems) since August, 1993 and, since September, 1991, has also served as Chief Executive Officer of 3D Systems, Inc., a California corporation which is an indirect, wholly-owned subsidiary of 3D Systems Corporation. From September, 1990 until September, 1991, Mr. Sims was an independent management consultant. Mr. Sims is 60 years of age and has been a director of the Company since July, 1995.

    The following sets forth similar information with respect to incumbent directors in Class II of the Board of Directors who are not nominees for election at this Annual Meeting of Shareholders:

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 1999)

    WILLIAM J. WEYAND, Chairman of the Board, President and Chief Executive Officer of the Company since February, 1998. Prior to joining the Company in June, 1997 as its President and Chief Executive Officer, Mr. Weyand served as Executive Vice President of Measurex Corporation (a world leader in the process control industry and Computer Integrated Manufacturing (CIM)). Mr. Weyand currently serves as a member of the board of directors for the University of Maine. Mr. Weyand is 53 years of age and has been a director of the Company since June, 1997.

    JAMES W. NETHERCOTT, retired Senior Vice President, chief financial officer and a director of The Procter & Gamble Company (a diversified consumer products manufacturer), having served in all three capacities from 1979 until his retirement in 1991. Mr. Nethercott is also a director of Ohio National Financial Services. Mr. Nethercott is 70 years of age and has been a director of the Company since February, 1995.

    JOHN E. McDOWELL, of counsel with the Cincinnati law firm of Dinsmore & Shohl LLP, counsel to the Company since its inception. Mr. McDowell also served as Secretary of the Company from 1967 until 1983. Mr. McDowell is 70 years of age and has been a director of the Company since October, 1967.

    GILBERT R. WHITAKER, JR., is currently Dean and H. Joe Nelson, III Professor of Business Economics, Jesse H. Jones Graduate School of Administration, Rice University. Prior to that, he served as Professor of Business Economics, University of Michigan from 1979 until June, 1997 and served as Provost and Executive Vice President for Academic Affairs, University of Michigan from 1990 to 1995. Dr. Whitaker also served as Dean of the School of Business Administration, University of Michigan from 1979 to 1990. Dr. Whitaker is also a director of Johnson Controls, Inc., Lincoln National Corporation and the Handleman Company. Dr. Whitaker is 66 years of age and has been a director of the Company since July, 1988.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    In the fiscal year ended December 31, 1997, the Board of Directors met on eight occasions. Each incumbent director during the last fiscal year attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

    The Board's committee structure is governed by formal Board of Directors Guidelines on Corporate Governance Issues (the "Corporate Governance Guidelines") which include written charters for each committee. Among other provisions, the Corporate Governance Guidelines specify that only outside directors may serve on the committees. Information regarding the committees is set forth below.

    The Company has an Audit Committee of the Board of Directors, which held six meetings during 1997. The Audit Committee recommends to the entire Board of Directors the independent auditors to be retained by the Company, consults with the independent auditors with respect to their audit plans, reviews the independent auditors' audit report and any management letters issued by the auditors, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The present members of the Audit Committee are Messrs. Nethercott (Chairman), McDowell and Conlin.

    The Company has a Compensation Committee of the Board of Directors, which held seven meetings during 1997. The Compensation Committee recommends to the entire Board of Directors the compensation arrangements for the Chief Executive Officer, determines the compensation of the corporate officers of the Company, administers the Company's stock option plans, and reviews proposed changes in management organization. The present members of the Compensation Committee are Messrs. Hudson (Chairman) and Conlin, and Dr. Whitaker.

    The Board of Directors has a Nominating and Director Affairs Committee, which held two meetings during 1997. The functions of this Committee are to recommend corporate governance policies, to lead the annual self-evaluation of the Board and to periodically seek out qualified candidates for election to the Board and to make recommendations to the whole Board with respect to nominees. The Committee also makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Company's Amended Code of Regulations. The members of the Nominating and Director Affairs Committee are Messrs. McDowell (Chairman), Conlin and Sims. Shareholders wishing to communicate with the Nominating and Director Affairs Committee concerning potential director candidates may do so by corresponding with the Company's Secretary, John A. Mongelluzzo, and including the name and biographical data of the individual being suggested.

                             EXECUTIVE COMPENSATION

SUMMARY

    The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, each of the Company's other four most highly compensated executive officers who held office as of the end of 1997, and a certain former executive officer who held office during 1997 (the "named executives") during each of the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                       --------------
                                                ANNUAL COMPENSATION      SECURITIES
                                                --------------------     UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR  SALARY($)   BONUS($)(1)   OPTIONS(#)    COMPENSATION($)(2)
----------------------------------------  ----  ---------   --------   --------------   ---------------
William J. Weyand                         1997    200,276   150,000    450,000 shs.         111,657(3)
  Chairman of the Board,                  1996     --         --           --               --
  President and Chief Executive Officer   1995     --         --           --               --

Robert M. Nierman                         1997    184,926    90,000    80,000 shs.              936(4)
  Executive Vice President and Chief      1996     --         --           --               --
  Operating Officer                       1995     --         --           --               --

Mark C. Goldstein                         1997    173,209    70,000    70,000 shs.            5,397(5)
  Vice President, Products Group          1996     --         --           --               --
                                          1995     --         --           --               --

John A. Mongelluzzo                       1997    183,429    55,000    50,000 shs.            4,919(6)
  Vice President, Secretary and General   1996    147,333    75,000    20,000 shs.            4,658(6)
  Counsel                                 1995    134,000   100,000    15,000 shs.            4,257(6)

Jeffrey J. Vorholt                        1997    218,804    90,000    60,000 shs.            5,450(7)
  Vice President, Chief Financial         1996    180,000   115,000    25,000 shs.            5,167(7)
  Officer and Treasurer                   1995    154,568   120,000    15,000 shs.            5,065(7)

Albert F. Peter                           1997    365,750         0    100,000 shs.       1,088,961(8)
  Former Chairman of the Board and Chief  1996    333,333   325,000    200,000 shs.           2,333(8)
  Executive Officer                       1995    300,000   350,000    75,000 shs.            2,321(8)

------------------------

(1) Amounts shown consist of cash bonuses earned under the Company's Executive Incentive Compensation Plan with respect to the Company's performance in the reported year but which were actually paid out in the subsequent year.

(2) All figures shown include amounts contributed by the Company pursuant to the Company's Tax Deferred Capital Accumulation (401(k)) Plan, except in the case of Messrs. Weyand, Peter and

    Nierman who did not participate. Participants in the Company's 401(k) plan may elect to reduce their salaries by no less than 1% per month and no greater than 15% per year and to have such amount contributed to their accounts in this plan. They may also make other voluntary contributions from time to time. With respect to any fiscal year, the Company may elect to partially match employee contributions. Such matching contributions may be either in cash or in shares of the Company's Common Stock. The Company elected to make such contributions for all the years shown. The Company's contributions were made in the form of Common Stock. Amounts in this plan become available for payout upon termination or retirement only.

(3) Includes, for 1997, $1,166 which was term life insurance premiums paid by the Company for insurance benefiting the named executive. Also includes, for 1997, $110,491 in payment of costs associated with Mr. Weyand's relocation to Cincinnati, Ohio from Atlanta, Georgia. See "Executive Compensation -- Employment Agreement."

(4) Includes, for 1997, $936 which was term life insurance premiums paid by the Company for insurance benefiting the named executive.

(5) Includes, for 1997, $4,750 representing the Company's 401(k) plan contributions, and $647 which was term life insurance premiums paid by the Company for insurance benefiting the named executive.

(6) Includes, for 1997, 1996 and 1995, respectively, $4,750, $4,500 and $4,121 representing the Company's 401(k) plan contributions, and $169, $158 and $136, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.

(7) Includes, for 1997, 1996 and 1995, respectively, $4,750, $4,500 and $4,500 representing the Company's 401(k) plan contributions, and $700, $667 and $565, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.

(8) Includes $3,629 in 1997, $2,333 in 1996 and $2,321 in 1995 which were term life insurance premiums for insurance benefiting the named executive. Also includes, for 1997, $1,085,332 in lump sum severance benefits. See "Executive Compensation -- Employment Agreement."

STOCK OPTIONS

    The following table sets forth information regarding stock options granted to the named executives during 1997. It should be noted that the Company is in the process of changing the timing of annual option grants to key employees from February of each year to December of each year. As a result, the following table reflects two annual grants to certain individuals, including one which, under the prior schedule, would have been made in February, 1998. In the future the Company anticipates that annual stock option grants will be made in December of each year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                          ---------------------------------------------------    POTENTIAL REALIZABLE
                                                         % OF TOTAL                                VALUE AT ASSUMED
                                           NUMBER OF       OPTIONS                              ANNUAL RATES OF STOCK
                                          SECURITIES     GRANTED TO     EXERCISE                PRICE APPRECIATION FOR
                                          UNDERLYING    EMPLOYEES IN    OR BASE                      OPTION TERM
                                            OPTIONS        FISCAL        PRICE     EXPIRATION   ----------------------
                  NAME                    GRANTED(#)(1)    YEAR(2)      ($/SH.)       DATE        5%($)       10%($)
----------------------------------------  -----------   -------------   --------   ----------   ----------  ----------
William J. Weyand                          350,000          21.1%        26.3125    6/19/2007    5,791,726  14,677,372
                                           100,000                       18.5625    12/9/2007    1,167,386   2,958,384

Robert M. Nierman                           20,000           3.8%          22.75    1/29/2007      283,003     717,184
                                            20,000                         22.50    2/12/2007      286,147     725,153
                                            40,000                        18.125    12/8/2007      455,949   1,155,463

Mark C. Goldstein                           30,000           3.3%          22.50    2/12/2007      424,504   1,075,776
                                            40,000                        18.125    12/8/2007      455,949   1,155,463

John A. Mongelluzzo                         25,000           2.3%          22.50    2/12/2007      353,753     896,480
                                            25,000                        18.125    12/8/2007      284,968     722,165

Jeffrey J. Vorholt                          25,000           2.8%          22.50    2/12/2007      353,753     896,480
                                            35,000                        18.125    12/8/2007      398,955   1,011,030

Albert F. Peter                            100,000           4.7%        22.3125     6/1/2000    1,403,221   3,556,038

------------------------

(1) With the exception of the options granted to Mr. Weyand at the time of his employment, all such options first become exercisable as to 33% of the shares covered after the end of the first year after the date of grant, as to 67% of the shares covered after the end of two years, and are exercisable in full after the end of three years. The option exercise price is not adjustable over the 10-year term of the options except due to stock splits and similar occurrences affecting all outstanding stock.

    With respect to the options granted to Mr. Weyand at the time of his employment, the 200,000 share option becomes exercisable in four annual increments of 50,000 shares each, with the first such increment exercisable on February 28, 1998 and the remaining three increments becoming exercisable on the three successive anniversaries of February 28, 1998, and expires on June 19, 2007. The 150,000 share option becomes exercisable in three annual increments of 50,000 shares each, with the first such increment becoming exercisable on February 28, 2002, and the two remaining increments becoming exercisable on the two successive anniversaries of February 28, 2002, and expires on June 19, 2007.

(2) The percentage shown in the above table reflects the ratio of the total options granted to the named person during the fiscal year over the total options granted to all employees during the fiscal year.

    The following table sets forth information regarding stock options exercised by the named executives during 1997 and the value of unexercised in-the-money options held by the named parties as of December 31, 1997:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                              SHARES                       OPTIONS AT FY-END(#)       MONEY OPTIONS AT FY-END($)
                            ACQUIRED ON      VALUE     ----------------------------  ----------------------------
          NAME              EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -------------  -----------  ------------  --------------  ------------  --------------
William J. Weyand                    0             0             0        450,000              0        268,750

Robert M. Nierman                    0             0             0         80,000              0        125,000

Mark C. Goldstein                2,000        25,250        78,315         83,185        474,077        171,829

John A. Mongelluzzo              1,000        20,688        94,850         68,350        653,697        152,066

Jeffrey J. Vorholt              10,050       202,256
                                10,050       212,934        13,200         81,700         79,200        183,316

Albert F. Peter                 10,000        58,125       136,250        258,750        909,359        369,703

COMPENSATION OF DIRECTORS

    During the year ended December 31, 1997, the Company's outside directors (those directors who are not employees of the Company) were compensated for their services as directors at the rate of $15,000 per year. In addition, directors received $1,500 for each Board of Directors meeting and $750 for each committee meeting they attended, and individuals who served as committee chairmen received an additional $250 per committee meeting attended. For 1998 and thereafter, outside directors who chair a Board committee will receive compensation of $35,000 per year and all other outside directors will receive $30,000 per year; all per-meeting fees will be eliminated. In 1997, the Lead Director, a non-executive position, received an additional $10,000 per month. The Company does not additionally compensate employee directors. All directors are reimbursed for all expenses incurred in connection with attendance at meetings of the Board and the performance of Board duties.

    For years commencing with 1998, outside directors are eligible to participate in the Company's Non-qualified Unfunded Deferred Compensation Plan for Outside Directors (the "Deferred Compensation Plan"). Participants in the Deferred Compensation Plan may elect to have payment of up to 100% of their cash director's compensation (in 25% increments) deferred and held in either a stock equivalent account which will be valued based on the market price of the Company's Common Stock or an interest-bearing account which will accrue interest at a bank prime rate as it may vary from time to time. Elections must be made on an annual basis in advance and once made are irrevocable.

    In addition, outside directors currently receive stock options under the 1996 Directors' Non-Discretionary Stock Plan (the "Directors' Plan"). The Directors' Plan provides that upon their initial election or appointment, non-employee directors are automatically issued options to purchase 10,000 shares of the Company's Common Stock and that at every annual organizational meeting of directors each then-serving director will receive an additional option to purchase 10,000 shares. All options granted under the Directors' Plan have a five year term and an exercise price equal to 100% of the fair market value of the Common Stock on the date of issuance. Options are not exercisable at all for six months after their issuance, at which time they become exercisable as to 50% of the shares covered. After 12 months, they become exercisable in full until expiration.

    The Directors' Plan also permits directors, in advance on an annual basis, to elect to receive all or a specified percentage of their annual cash compensation in the form of Common Stock rather than cash. During 1997, the Board of Directors formally adopted director stock ownership guidelines under which directors are expected to achieve and maintain significant levels of Common Stock ownership which the Directors' Plan is designed to facilitate.

EMPLOYMENT AGREEMENTS

    On June 19, 1997, the Company entered into an employment agreement with William J. Weyand pursuant to which Mr. Weyand agreed to become employed by the Company as its President and Chief Executive Officer. The agreement provides for an annual base salary of at least $400,000 and further provides that Mr. Weyand is eligible to earn performance-based incentive compensation of up to 120% of his annual salary in accordance with the Company's Executive Incentive Compensation Plan. The Company also agreed to pay certain expenses incurred in connection with Mr. Weyand's relocation to Cincinnati, Ohio from Atlanta, Georgia.

    The initial term of the agreement runs through December 31, 2000 and will be automatically extended through December 31, 2002 unless either party notifies the other on or before July 1, 2000 that the agreement will terminate on December 31, 2000. If the Company exercises its right to terminate the agreement as of December 31, 2000, Mr. Weyand will be entitled to a termination payment equal to his then current annual salary plus the amount of his annual bonus for the fiscal year preceding the year of termination. If the Company terminates the agreement without cause at any other time, Mr. Weyand will be entitled to a termination payment equal to the greater of (i) his then current annual salary plus his annual bonus for the fiscal year preceding the year of termination multiplied by the number of years or fractional years remaining in the initial term of the agreement, or (ii) 100% of his then current annual salary plus his annual bonus for the fiscal year preceding the year of termination. Mr. Weyand is also a party to the Company's standard severance compensation agreement (described below) which would provide for certain severance benefits in the event of termination following a change in control. Any such benefits would be in lieu of and not in addition to severance payments under the employment agreement.

    Mr. Weyand's employment agreement also provided for an initial grant to him under the Company's 1994 Long-Term Stock Incentive Plan of options to purchase 200,000 shares of Common Stock vesting over four years, and a supplemental grant of options to purchase an additional 150,000 shares, the vesting of which is conditioned upon Mr. Weyand making open market purchases of at least 20,000 shares of Common Stock within six months of his employment commencement date.

    On April 30, 1997, the Company entered into an employment agreement with Albert F. Peter, who was then the President and Chief Executive Officer of the Company. Mr. Peter agreed to remain in such position until his successor took office, which was expected to occur on or about July 1, 1997, and thereafter to serve in an advisory capacity until May 1, 2000. The Agreement established an annual salary of $370,000 and, for 1997 only, a bonus of at least $222,000. The agreement also provided for certain severance benefits payable to Mr. Peter in the event of his termination under various circumstances. In December, 1997, Mr. Peter resigned as an employee and as a director of the Company. At that time, Mr. Peter and the Company entered into a resignation agreement pursuant to which Mr. Peter was paid a lump sum severance benefit of $1,085,332, an amount equal to his contractual salary from April 30, 1998 through the end of his employment agreement, in lieu of his bonus and any other benefits or payments Mr. Peter would otherwise have been entitled to receive. The resignation agreement also extended the exercise date of stock options held by Mr. Peter to 30 days following the original May 1, 2000 expiration date of his employment agreement.

SEVERANCE COMPENSATION AGREEMENTS

    In order to minimize distraction in circumstances arising from a change in control, the Company has entered into severance compensation agreements with each of the named executives, as well as other executive officers of the Company, which provide for the payment of severance compensation in the event the employment of the named executive or other officer is terminated by the Company within two years following a change in control of the Company other than due to death or disability or for cause, or if the executive terminates his or her employment for "good reason." Good reason is defined in detail in the agreements and generally exists if there is a material change in the terms and conditions of the executive's employment. The severance benefits payable under these agreements are equal to 250% of the sum of the prior year's base salary and annual bonus target.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of three non-employee directors of the Company. No member of the Compensation Committee has any insider or interlocking relationship with the Company, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission. The Compensation Committee is responsible for developing and recommending the Company's executive compensation principles, policies and programs to the Board of Directors. In addition, the Compensation Committee recommends to the Board of Directors on an annual basis the compensation to be paid to the Chief Executive Officer and, with advice from the Chief Executive Officer, determines the amount paid to each of the other executive officers of the Company, including the named executives.

    The Compensation Committee works with an outside compensation consultant and supports its compensation decisions by analysis of published surveys and special studies undertaken periodically.

    The Company's compensation programs are designed to provide its executive officers with market competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Board. The objectives of the Company's executive compensation program as developed by the Compensation Committee are to:

    - Provide a direct link between executive officer compensation and the interests of the Company's shareholders by making a significant portion of executive officer compensation dependent upon the financial performance of the Company and the price performance of the Company's Common Stock.

    - Support the achievement of the Company's annual and long-term goals and objectives as determined annually by the Board.

    - Establish base salaries targeted at a median level for comparable positions within a comparison group of companies, with incentive opportunities designed to pay total compensation well above average for outstanding Company performance.

    - Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance, and share dilution considerations.

    - Achieve and maintain desired levels of Common Stock ownership within the executive officer group; desired levels of Common Stock ownership are amounts valued at three times the salary level for the Chief Executive Officer and two times or one time the salary level for other executive officers of the Company. The Company's 1994 Long-Term Stock Incentive Plan and if adopted, the 1998 Long-Term Stock Incentive Plan are designed to provide opportunities for ownership through retention of shares obtained through the exercise of options.

    - Provide compensation plans and arrangements that encourage the retention of better-performing executives.

    The Compensation Committee's executive compensation policies seek to provide an opportunity for compensation, that varies with performance, which compares favorably to levels provided to executives within a comparative group of companies engaged in high technology businesses. These companies are generally either competitive with or complementary to the Company's business and are generally of comparable size, business characteristics and complexity (the "Comparative Group"). All of the companies in the Comparative Group whose shares are traded on the Nasdaq National Market are included in the Nasdaq Computer and Data Processing Services Stocks Index (see "Executive Compensation -- Financial Performance"). The Comparative Group also includes certain companies whose shares are traded on other exchanges, and are therefore not included in such index, but are nevertheless considered to be comparable to the Company for this purpose.

    The Compensation Committee developed an executive compensation strategy which targets total direct compensation (base salary plus annual incentives plus long-term incentives) at competitive levels compared to the Comparative Group in a manner which directly links the interests of the Company's executives and its shareholders and focuses executives on sustainable long-term growth. Individual compensation levels recommended by the Compensation Committee may vary significantly among the Company's executive officers and from year to year, because such levels may also be based in major part on annual and long-term corporate performance, as well as on individual performance. The Compensation Committee assigns more weight to long-term corporate performance for higher level executives and more weight to annual corporate and individual performance for lower level executives in determining the compensation level of any individual executive officer.

COMPENSATION OF EXECUTIVE OFFICERS

    The compensation of executive officers of the Company includes (i) base salary, (ii) annual incentive cash bonuses, and (iii) long-term incentive compensation currently in the form of stock options. Bonuses and stock options (collectively, "Incentive Compensation") may represent between one-third and two-thirds of an executive officer's potential annual compensation, depending upon the position. In general, the proportion of an executive officer's compensation that is Incentive Compensation increases with the level of responsibility of the officer. Executive officers also receive various benefits generally available to all employees of the Company, such as 401(k) and medical plans.

BASE SALARIES

    The Compensation Committee seeks to set base salaries for the Company's executive officers at levels which are competitive with median levels for executives with similar roles and responsibilities within the Comparative Group. In setting annual salaries for individuals, the Compensation Committee first considers the compensation paid for similar positions within the Comparative Group and the executive's experience, level and scope of responsibility as a benchmark reference. It then considers individual performance of the executive measured against expectations in developing its salary increase recommendations. Based on these principles, salary increases were granted to named executives in 1997.

ANNUAL INCENTIVE BONUSES

    Working with an outside compensation consultant and analyzing the total executive compensation components of the Comparative Group, the Compensation Committee has developed an Executive Incentive Compensation Plan ("EIC Plan"). Under the EIC Plan, the Compensation Committee recommends to the Board of Directors an aggregate target cash bonus amount for incentive-eligible executives. A target bonus pool will be established based upon specific performance measures approved by the Board of Directors, which will include a test of reasonableness for incentive compensation as a percentage of pre-tax income of the Company.

    Each year the Board establishes three levels of achievement for EIC Plan performance goals -- threshold, target and outstanding. Generally, at performance levels below the threshold, no bonuses are payable unless otherwise approved by the Compensation Committee. The target bonus pool is determined by the sum of individual participants' awards at target performance levels. Individual bonuses at target may range from 10% to 60% of base annual salary at target. Upon reaching the threshold performance goals, a participant will be eligible for up to 50% of his or her target bonus. Actual bonus payments will be interpolated between threshold (50%), target (100%) and outstanding (150% - 200%) and will not exceed 200% of the target bonus.

    Applying the basic principles of the EIC Plan to 1997 Company and individual performances, at its February, 1998 meeting the Compensation Committee recommended, and the Board of Directors subsequently approved, bonuses for the then-serving named executives and other executive officers representing a level of performance in 1997 at or slightly below target. See "Executive Compensation -- Summary Compensation Table."

OPTION GRANTS

    The Company's 1994 Long-Term Stock Incentive Plan and, if adopted the 1998 Long-Term Stock Incentive Plan authorize the Compensation Committee to award stock options and restricted stock to executive officers and other key employees. Stock option grants are designed to align the long-term interests of the Company's key employees with those of its shareholders by directly linking compensation to shareholder interest, as well as enabling key employees to develop and maintain significant long-term equity ownership positions.

    The number of options granted to an executive officer is a function of grants for similar positions made by the companies within the Comparative Group and the executive's level of responsibility. Variance from these numbers is based upon the Compensation Committee's reasoned expectation of the executive's future contribution to the Company. Generally, the Compensation Committee grants non-statutory options during each fiscal year at an exercise price equal to the fair market value of Company Common Stock on the date of grant. Option grants are designed to enable executive officers to achieve and maintain the stock ownership guidelines established for executive officers over a five year period of time.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of the Company's Chief Executive Officer is ordinarily determined utilizing the same methodology that is applied to all other executive officers as described above. However, 1997 was an unusual year in that the Company's prior Chief Executive Officer, Mr. Peter, entered into a programmed transitional arrangement with the Company through which his compensation for the year was predetermined, and the Company's current Chief Executive Officer joined the Company approximately midway through the year pursuant to an employment agreement that was negotiated at arms' length and provided for a specified initial compensation level. Mr. Weyand's 1997 incentive compensation was determined applying the same principles utilized in determining incentive compensation for other executive officers with Mr. Weyand's bonus award being commensurate with his partial year of service in 1997.

William P. Conlin            Bannus B. Hudson           Gilbert R. Whitaker, Jr.

                             FINANCIAL PERFORMANCE

    The following graph summarizes the cumulative return on $100 invested in the Company's Common Stock, the S&P 500 Stock Index and the Nasdaq Computer and Data Processing Services Stocks Index over a five year period as calculated by the Center for Research in Security Prices at the University of Chicago.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            SDRC STOCK     S&P 500      NASDAQ C&D
1992              $100.0      $100.0          $100.0
1993              $156.8      $109.8          $105.8
1994               $48.9      $111.3          $128.5
1995              $267.0      $153.1          $195.7
1996              $181.8      $188.8          $241.5
1997              $204.5      $252.0          $296.7

                             PROPOSAL TO ADOPT 1998
                         LONG-TERM STOCK INCENTIVE PLAN

    A key factor in the Company's continuing advancement and growth is its ability to attract, motivate and retain highly qualified employees. The market for such employees, particularly in the Company's high technology industry, has always been extremely competitive, and the competition for employees at all levels is continually growing more intense. The Company has historically relied heavily on stock options to attract, motivate and retain employees and expects to continue to do so for a number of reasons:

    - Many of the companies with which the Company must compete for employees at all levels make extensive use of stock incentives, and the most desirable prospective employees insist upon receiving stock incentives. The Company believes stock incentives enable the Company to cost-effectively compete for the services of key employees.

    - The Company believes that stock incentives, especially stock options, are an effective tool which can be used to focus its key employees on the Company's strategic direction.

    - The Company believes that stock incentives provide a long-term ownership stake in the Company and as a result serve to align the economic interests of its employees with those of its shareholders.

    - The Company has recently and expects in the future to make strategic acquisitions of businesses and technologies which will further its strategic direction and believes that stock incentives are an important tool for assimilating and leveraging the talents of the employees of newly-acquired businesses.

    The Company has been using its 1994 Long-Term Stock Incentive Plan (the "1994 Plan") to provide stock incentives to key employees. However, the Common Stock which remains available under the 1994 Plan is insufficient to satisfy the Company's anticipated future compensation requirements. Accordingly, the Company now believes that it is necessary to adopt the 1998 Long-Term Stock Incentive Plan (the "1998 Plan"). Although the proposed 1998 Plan is fundamentally similar to the 1994 Plan, there are some material changes. The 1998 Plan provides a stated number of shares of Common Stock. In contrast, the 1994 Plan authorized a variable but increasing number of shares. While the 1994 Plan authorized grants of stock appreciation rights, stock appreciation rights are not part of the 1998 Plan because, as a device which does not result in the actual issuance of shares to employees, the Board believes stock appreciation rights are not as effective as stock options and stock awards in aligning the long-term interests of employees and shareholders. The Company also believes that it is necessary to have the flexibility to cancel or suspend incentive compensation awards in order to protect its trade secrets and confidential processes. The 1998 Plan contains the authority to determine whether, to what extent and under what circumstances stock options or restricted stock may be canceled or suspended in the event of improper actions by employees.

    On February 19, 1998, the Board of Directors approved, subject to shareholder approval, the adoption of the Structural Dynamics Research Corporation 1998 Long-Term Stock Incentive Plan. The 1998 Plan will be submitted for shareholder approval at the Annual Meeting. The full text of the 1998 Plan is attached as Exhibit A to this Proxy Statement, and the following discussion is qualified in its entirety by reference to Exhibit A and the 1994 Plan.

GENERAL

    The Company presently has the 1994 Plan which provides for option grants to employees. The 1994 Plan provides that the total shares of Common Stock subject to stock incentives granted under this plan in any calendar year may not exceed the number of shares equal to 4% of the Company's issued and outstanding Common Stock as of January 1 of each of the years 1994 through 1998, plus any unused shares and any forfeited shares. As of March 18, 1998, options covering a total of 6,172,400 such shares had been granted, leaving 1,078,353 shares available for future grants, an insufficient number to cover the Company's anticipated future needs. The 1994 Plan does not provide for the authorization of any additional shares during the six remaining years of its term.

    In approving the 1998 Plan for submission to the Company's shareholders, the Board of Directors recognized both the Company's anticipated needs for additional options and the changing environment for the compensation of eligible employees. To provide a flexible vehicle under which appropriate incentives can be awarded, the 1998 Plan permits the grant of nonqualified and incentive stock options and restricted stock awards as is currently provided for under the 1994 Plan. Unlike the 1994 Plan, the 1998 Plan eliminates the use of stock appreciation rights. In reviewing the Company's overall compensation practices as well as its corporate goal of increasing the level of outright ownership of the Company's Common Stock by executive officers and other employees, the Board of Directors concluded that stock options and stock awards are preferable to stock appreciation rights, and the 1998 Plan reflects this determination. Although the Company currently does not have any specific plans to grant any awards under the 1998 Plan other than options, the Board of Directors feels that it is desirable that the Company have the ability to grant stock awards, including restricted stock, in the future should changing conditions so require.

    In drafting the 1998 Plan, the Board of Directors was mindful of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers in excess of $1 million per year per executive officer. The limitation excludes "performance-based compensation", however, and the 1998 Plan was prepared so that stock options and possibly restricted stock granted under the 1998 Plan will constitute performance-based compensation which is fully tax deductible by the Company. See "Federal Income Tax Consequences."

    The 1998 Plan will become effective as of the day it is approved and adopted by the shareholders. If it is not approved by the shareholders, the 1998 Plan will be of no force and effect. If approved, the 1998 Plan will continue in existence indefinitely until terminated by the Board of Directors, except that incentive options, described below, may not be granted under the 1998 Plan after May 7, 2008. The Board of Directors may terminate the 1998 Plan at any time, but outstanding stock incentives will continue to be exercisable until they expire or are otherwise terminated in accordance with their terms.

    On March 18, 1998, the closing price of the Company's Common Stock on the Nasdaq National Market was $25.21875.

NATURE OF INCENTIVES; ELIGIBILITY; PURPOSES

    Stock incentives which may be issued under the 1998 Plan include stock options (which for federal income tax purposes may be either "nonqualified" options or "incentive" options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended) and stock awards, as well as any combination thereof. Stock incentives may be granted to "eligible employees" of the

Company and its subsidiaries. Eligible employees are defined as employees of the Company or a subsidiary who in the opinion of the Committee (as defined below) are deemed to have the capacity to contribute significantly to the growth and successful operations of the Company. The number of persons who will be eligible employees are not determinable. The Committee determines those persons who are eligible employees.

    The purposes of the 1998 Plan are: (i) to secure for the Company the benefits of incentives inherent in ownership of Common Stock by eligible employees; (ii) to encourage eligible employees to increase their interest in the future growth and prosperity of the Company; (iii) to further the identity of interest of those who hold positions of major responsibility in the Company with the interests of the Company's shareholders; (iv) to induce the employment or continued employment of eligible employees; and (v) to enable the Company to compete with other organizations offering similar or other incentives in obtaining and retaining the services of competent employees.

LIMITATIONS ON AVAILABLE SHARES

    Four million two hundred thousand shares of Common Stock are available for stock incentives granted under the 1998 Plan. If any shares of Common Stock that are subject to stock incentives are forfeited, such shares shall be available under the 1998 Plan. For this purpose, "forfeited shares" means any shares that were issued pursuant to prior grants of stock incentives that expire or terminate for any reason without having been exercised. In the future, if another company is acquired by the Company or combines with the Company, any of the Company's shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the 1998 Plan and would not be subtracted from the shares of Common Stock available for grant under the 1998 Plan.

    Grants of stock incentives under the 1998 Plan are subject to the further limitation that the maximum number of shares granted to any one person in a calendar year may not exceed 250,000 shares, except for recipients who are granted awards at the time of their initial hire by the Company, in which case such limitation will be 500,000 shares. Additionally, the maximum number of shares which may be granted under the 1998 Plan as stock awards (as described below) to all participants may not exceed an aggregate of 420,000 shares of Common Stock (I.E.,10% of the total number of shares available for stock incentives under the 1998 Plan).

ADMINISTRATION

    The 1998 Plan is to be administered by a committee (the "Committee") consisting of no fewer than three directors designated by the Board of Directors of the Company. All members of the Committee must be both "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. The Committee determines which employees of the Company and its subsidiaries are eligible employees who might participate in the 1998 Plan and the form, terms and number of shares covered by each stock incentive granted to such persons under the 1998 Plan. In making such determinations, the Committee may consider an employee's present or potential contribution to the success of the Company or any subsidiary and other factors which it may deem relevant. Stock incentives may be granted only by the Committee. The Board has determined that the Committee will initially be comprised of Messrs. Hudson (Chairman) and Conlin, and Dr. Whitaker.

NEW PLAN BENEFITS

    No specific determinations have been made or can be made in advance as to future recipients of awards under the 1998 Plan. If the 1998 Plan had been in effect for 1997 with respect to typical annual stock option grants, the annualized benefits for executive officers or other employees in 1997 would have been approximately as follows (see "Executive Compensation -- Stock Options"):

                                                                       1998 LONG-TERM STOCK
                                                                          INCENTIVE PLAN
                                                                        PRO FORMA 1997(1)
                                                                     ------------------------
                                                                                    SHARES
                                                                                  UNDERLYING
                         NAME AND POSITION                                          OPTIONS
-------------------------------------------------------------------               -----------
William J. Weyand, Chairman of the Board, President and Chief
  Executive Officer                                                                   100,000
Robert M. Nierman, Executive Vice President and
  Chief Operating Officer                                                              40,000
Mark C. Goldstein, Vice President, Products Group                                      40,000
John A. Mongelluzzo, Vice President, Secretary and General Counsel                     25,000
Jeffrey J. Vorholt, Vice President, Chief Financial Officer and
  Treasurer                                                                            35,000
Executive Group(2)
  (as of December 31, 1997)                                                           265,000
Non-Executive Director Group(3)
  (as of December 31, 1997)                                                                 0
Non-Executive Officer Group(4)
  (as of December 31, 1997)                                                         1,089,600

------------------------

(1) The dollar value of the options which would have been granted in 1997 if the 1998 Long-Term Stock Incentive Plan had been in effect is indeterminable.

(2) All current executive officers as a group.

(3) All current directors who are not executive officers as a group.

(4) All employees, including current officers who are not executive officers, as a group.

STOCK OPTIONS

    A stock incentive in the form of a stock option will provide for the purchase of shares of Common Stock in the future at an option price per share which will not be less than 100% of the fair market value of the shares covered thereby on the date the stock option is granted. An incentive option granted to a person who, on the date of grant, owns 10% or more of the shares of voting stock of the Company or its subsidiaries must have an option price of not less than 110% of the fair market value of the Common Stock on the date of grant. Each option shall be exercisable in full or in part six months after the date the option is granted, or may become exercisable in one or more installments and at such later time or times, as the Committee shall determine. Options may be, but are not required to be, made subject to the attainment of specified performance objectives. Unless otherwise provided in the option, an option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the option.

    Upon the exercise of an option, the purchase price may be paid in cash or, unless otherwise provided in the option, in shares of Common Stock (including shares withheld by the Company from the shares issuable upon exercise of the option) or in a combination of cash and such shares. The Company may cancel all or a portion of an option subject to exercise, and pay the holder cash or shares equal in value to the excess of the fair market value of the shares subject to the portion of the option so canceled over the option price of such shares.

    All stock options granted under the 1998 Plan will expire within ten years from the date of grant. A stock option is not transferable or assignable by an optionee otherwise than by will or by the laws of descent and distribution, and each option is exercisable, during the optionee's lifetime, only by the optionee. Unexercised options terminate on the sixtieth day following termination of employment, except that if termination arises from a resignation with the consent of the Committee, death or disability, the options terminate eighteen months after an optionee's termination of employment. The exercise of options after the termination of employment is limited to the extent that the options could have been exercised as of the date the optionee's employment terminated. A leave of absence for military or governmental service or for other purposes, if approved by the Committee, does not constitute a termination of employment.

    The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any stock option shall be canceled or suspended. In particular, but without limitation, all outstanding stock options to any participant shall be canceled if the participant, without the consent of the Committee, while employed by the Company or after termination of such employment, engages in any activity which is in competition with the Company, as determined by the Committee.

    Exercise of a stock option will be conditioned on an optionee's payment in full of the purchase price for the shares, in cash or by transfer to the Company of shares of the Company's Common Stock (including shares withheld by the Company from the shares issuable upon exercise of the option) at fair market value on the date of transfer. An optionee shall not be considered a holder of the shares subject to a stock option until actual delivery of a certificate representing such shares is made by the Company.

    The proceeds of the sale of Common Stock upon the exercise of options issued under the 1998 Plan constitute general funds of the Company and may be used by it for any purpose.

STOCK AWARDS

    Shares subject to a stock award may be issued when the award is granted or at a later date, with or without dividend equivalent rights. The number of shares of Common Stock which may be granted as restricted stock is limited to 420,000 shares (I.E., 10% of the maximum aggregate number of shares of Common Stock that may be granted to participants in the Plan). A stock award shall be subject to such terms, conditions and restrictions (including restrictions on the transfer of the shares issued pursuant to the award) as the Committee may determine, including specified corporate or personal performance objectives the attainment of which may, but is not required to be, specified as a condition to the vesting of the stock award.

    The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any stock award shall be canceled or suspended. In particular, but without limitation, all outstanding stock awards to any participant shall be canceled if the participant, without the consent of the Committee, while employed by the Company or after termination of such employment, engages in any activity which is in competition with the Company, as determined by the Committee.

FEDERAL INCOME TAX CONSEQUENCES

    No taxable income for federal income tax purposes results from the exercise of an incentive option at the time of exercise. Any gain realized on the sale of stock acquired on exercise of an incentive option is considered as capital gain for federal income tax purposes if the stock has been held at least one year after it was acquired on exercise of the option and if at least two years have expired after the grant of the option. Any appreciation is considered as long-term capital gain to the optionee if the stock was held longer than eighteen months for stock acquired after July 28, 1997 or one year for stock acquired before July 29, 1997. Except as hereafter indicated, the Company is not entitled to any deduction with respect to the grant or exercise of any incentive option. If the stock is sold or otherwise disposed of within one year after exercise or within two years after the grant, any appreciation at the date of exercise above the option price is treated, subject to certain limitations, as "ordinary" income for federal income tax purposes. Any appreciation after the date of exercise is considered as long-term capital gain to the optionee if the stock was held longer than eighteen months for stock acquired after July 28, 1997 or one year for stock acquired before July 29, 1997. The amount of ordinary income received by the optionee generally is treated as a tax deductible expense to the Company.

    Gain taxable as ordinary income to the optionee is generally deemed to be realized at the date of exercise of a nonqualified option, the amount of gain on each share being the difference between the market price on the date of exercise and the option price. This amount is generally treated as a tax deductible expense to the Company at the time of exercise. Any appreciation in the value of the stock after the date of exercise is considered as long or short-term capital gain, depending on the length of time the stock is held by the optionee prior to the time of its sale.

    With respect to stock awards that are settled either in cash or in Common Stock that is either transferable or not subject to a substantial risk of forfeiture, the employee must recognize ordinary income equal to the cash or the fair market value of the Common Stock and the Company will be entitled to a tax deduction for the same amount. With respect to stock awards that are settled in Common Stock that is restricted as to transferability and subject to substantial risk of forfeiture, the employee must recognize ordinary income equal to the fair market value of the Common Stock at the first time the Common Stock becomes transferable or not subject to a substantial risk of forfeiture, whatever occurs earlier, and the Company will be entitled to a deduction for the same amount.

    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, corporations with a class of securities required to be registered under Section 12 of the Securities Exchange Act of 1934 (I.E., "public companies") are not permitted to deduct, for income tax purposes, compensation paid to certain executive officers to the extent such compensation exceeds $1 million in a tax year. However, certain types of compensation, including generally compensation which constitutes "performance-based" compensation, are excluded from this limitation.

    The cash compensation paid by the Company to its executive officers does not currently approach the Section 162(m) limitation. However, in any given year, as to options exercised by an executive officer, the difference between the exercise price and the market price on the exercise date (the "spread") would be included as compensation for Section 162(m) purposes unless the applicable option plan meets certain requirements contained in the Treasury regulations under Section 162(m) of the Code (the "Regulations").

    The Regulations provide that in order for the spread realized upon the exercise of an option to constitute performance-based compensation which is exempt from the Section 162(m) deduction limitation, the stock option plan under which the options were granted must, among other requirements, be administered by a compensation committee comprised solely of two or more "outside directors" and must contain a specific limit on the number of options which may be granted to any one employee participant.

    The 1998 Plan was drafted with the intention of preserving the Company's ability to deduct for federal income tax purposes the compensation expense relating to stock options and other stock incentives granted to executive officers. Accordingly, only directors who are "outside directors" within the meaning of Section 162(m) and applicable regulations may serve as members of the Committee. The number of shares with respect to which stock incentives may be granted to any one employee in a calendar year is limited to 250,000 shares, except for recipients who are granted awards at the time of their initial hire by the Company, in which case such limitation will be 500,000 shares. Also, the Committee may impose performance standards on any stock incentive granted under the 1998 Plan.

CHANGE IN CONTROL

    Notwithstanding any vesting schedule contained in any stock incentives granted under the 1998 Plan, if a change in control (as such term is defined in the 1998 Plan) of the Company occurs, any stock incentives under the 1998 Plan that have been outstanding for over six months will become immediately exercisable in full.

PLAN AMENDMENTS

    The Board of Directors, upon the recommendation of the Committee, may amend the 1998 Plan subject, in the case of specified amendments, to shareholder approval. The 1998 Plan may be discontinued at any time by the Board of Directors. No amendment or discontinuance of the 1998 Plan shall, without the consent of the employee, adversely affect any stock incentive held by him or her under the 1998 Plan.

SHAREHOLDER APPROVAL

    The proposal to approve the 1998 Plan as described above is contained in the following resolution which will be submitted to the shareholders for adoption at the Annual Meeting. The proposal is being submitted for approval of the shareholders in accordance with the requirements of the Nasdaq National Market, Rule 16b-3 of the Securities and Exchange Commission, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The affirmative vote of the holders of a majority of the Company's Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolution. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the following resolution unless otherwise instructed by the shareholders. Abstentions will have the same effect as votes cast against the proposal, provided such shares are properly present at the meeting in person or by proxy. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of the proposal. The Board of Directors recommends the adoption of the resolution.

    The resolution states:

       RESOLVED, that the Structural Dynamics Research Corporation 1998 Long-Term Stock Incentive Plan be, and it hereby is, adopted in the form attached as Exhibit A to the Proxy Statement relating to this Annual Meeting of Shareholders.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

    Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by the Company to be the beneficial owners of 5% or more of the Company's Common Stock as of December 31, 1997:

  TITLE OF         NAME AND ADDRESS OF       AMOUNT AND NATURE OF   PERCENT
   CLASS            BENEFICIAL OWNER              OWNERSHIP         OF CLASS
------------  -----------------------------  --------------------   --------
Common Stock  State of Wisconsin Investment          3,300,000(1)       9.77%
              Board
              P.O. Box 7842
              Madison, WI 53707

Common Stock  J. & W. Seligman Co., Inc.             5,252,280(2)      15.55%
              100 Park Avenue
              New York, NY 10017

------------------------

(1) The information in the above table and in this footnote was obtained from a
    Schedule 13G filed by such shareholder. Such shareholder has the sole power to vote and to direct the disposition of such shares.

(2) The information in the above table and in this footnote was obtained from a
    Schedule 13G filed by such shareholder. Such shareholder has the shared power to vote 5,013,800 of such shares. The voting power held with respect to the other shares listed above is not specified in the Schedule 13G. Such shareholder has the shared power to direct the disposition of all such shares.

MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock by its directors, the named executives, and all directors and executive officers as a group:

  TITLE OF                                           AMOUNT AND NATURE OF    PERCENT OF
   CLASS            NAME OF BENEFICIAL OWNER             OWNERSHIP(1)         CLASS(2)
------------  ------------------------------------  -----------------------  ----------

Common Stock  William J. Weyand                             110,477 shs.(3)        %   .3

Common Stock  William P. Conlin                              48,900 shs.(4)        %   .1

Common Stock  Bannus B. Hudson                               46,473 shs.(5)        %   .1

Common Stock  John E. McDowell                               89,185 shs.(6)        %   .2

Common Stock  James W. Nethercott                            37,589 shs.(7)        %   .1

Common Stock  Arthur B. Sims                                 33,480 shs.(8)        %   .09

Common Stock  Gilbert R. Whitaker, Jr.                       54,400 shs.(9)        %   .2

Common Stock  Robert M. Nierman                             13,200 shs.(10)        %   .03

Common Stock  Mark C. Goldstein                            101,428 shs.(11)        %   .3

Common Stock  John A. Mongelluzzo                          118,394 shs.(12)        %   .3

Common Stock  Jeffrey J. Vorholt                            46,301 shs.(13)        %   .1

Common Stock  Albert F. Peter                              361,641 shs.(14)       1.0%

              All Directors and Executive Officers
               as Group (12 Persons)
Common Stock                                               732,130 shs.(15)       2.0%

------------------------

 (1) All the information in the above table is shown as of March 18, 1998, except for the information relating to Mr. Peter which is shown as of December 31, 1997. The persons and entities named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, except for in the case of Mr. Peter, stock options are considered to be currently exercisable if by their terms they may be exercised as of March 18, 1998 or if they become exercisable within 60 days thereafter. Mr. Peter's stock options are considered to be currently exercisable if by their terms they could have been exercised as of December 31, 1997 or if they became exercisable within 60 days thereafter.

 (2) These percentages assume the exercise of certain currently exercisable stock options, which options have not in fact been exercised.

 (3) Includes 60,477 shares held of record by Mr. Weyand and 50,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (4) Includes 8,900 shares held of record or beneficially by Mr. Conlin and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (5) Includes 12,500 shares held of record by Mr. Hudson and 33,973 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (6) Includes 16,985 shares held of record by Mr. McDowell; 32,200 shares held of record by Mr. McDowell's wife (including 1,600 shares held in trust for the benefit of their grandchildren); and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (7) Includes 5,000 shares held of record by Mr. Nethercott and 32,589 which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (8) Includes 33,480 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options held by Mr. Sims.

 (9) Includes 14,400 shares held of record by Dr. Whitaker and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(10) Includes total of 13,200 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options held by Mr. Nierman.

(11) Includes a total of 4,978 shares held of record or beneficially by Mr. Goldstein and 96,450 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(12) Includes 3,536 shares held of record or beneficially by Mr. Mongelluzzo, 8 shares held in trust for his children and 114,850 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(13) Includes 11,401 shares held of record or beneficially by Mr. Vorholt and 34,900 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(14) Includes a total of 133,305 shares held of record by Mr. Peter; 29,680 shares held of record by Mr. Peter's wife; 4,656 shares held of record by Mr. Peter's wife as joint tenant with other members of her family; and 194,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(15) Includes a total of 561,142 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Mr. Vorholt failed to report two transactions on his Form 4 statement for October, 1997, which was otherwise timely filed. In November, 1997, Mr. Vorholt filed an amended Form 4 statement for October, 1997 which reported all transactions for the period, including the two previously unreported transactions.

                              ELECTION OF AUDITORS

    The accounting firm of Price Waterhouse LLP is presently serving as the Company's independent accounting firm as recommended by the Audit Committee. Price Waterhouse LLP also served as the Company's independent auditors with respect to the Company's financial statements for the fiscal year ended December 31, 1997. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of a majority of the Company's Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolution. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board of Directors in order to give the shareholders a voice in the selection of auditors. If the resolution is rejected by the shareholders, the Board of Directors will reconsider its choice of Price Waterhouse LLP as the Company's independent auditors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of the proposal. The Board of Directors recommends the adoption of the resolution.

    The resolution states:

        RESOLVED, that shareholders of the Company hereby ratify the action of the Board of Directors in retaining Price Waterhouse LLP as the independent auditors of the Company for 1998.

                           1999 SHAREHOLDER PROPOSALS

    In order for any shareholder proposals for the 1999 Annual Meeting of Shareholders to be eligible for inclusion at the meeting, they must be received by the Secretary of the Company at 2000 Eastman Drive, Milford, Ohio 45150, prior to November 18, 1998.

                                 OTHER MATTERS

    The Company has retained Morrow & Co., Inc., a professional solicitation firm, to assist in soliciting proxies for a fee estimated at $7,200. Morrow & Co., Inc. will use approximately 30 people to solicit proxies on behalf of the Company.

    The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                                          By Order of the Board of Directors

                                               [SIGNATURE]

                                          John A. Mongelluzzo
                                          Secretary

                                                                       EXHIBIT A

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
                      1998 LONG-TERM STOCK INCENTIVE PLAN

    1. PURPOSES: The purposes of this Plan are: (i) to secure for the Company the benefits of incentives inherent in ownership of Common Stock by Eligible Employees; (ii) to encourage Eligible Employees to increase their interest in the future growth and prosperity of the Company; (iii) to further the identity of interest of those who hold positions of major responsibility in the Company with the interests of the Company's shareholders; (iv) to induce the employment or continued employment of Eligible Employees; and (v) to enable the Company to compete with other organizations offering similar or other incentives in obtaining and retaining the services of competent employees.

    2. DEFINITIONS: Unless otherwise required by the context, the following terms when used in this Plan shall have the meanings set forth in this Section 2.

    BOARD OF DIRECTORS:  The Board of Directors of the Company.

    CHANGE IN CONTROL: The event which shall be deemed to have occurred if either: (i) after the date this Plan is adopted by the Company's shareholders, without prior approval of the Board, any "person" becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) without prior approval of the Board, as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board of Directors, the persons who were directors of the Company immediately prior to any of such transactions cease to constitute a majority of the Board of Directors or of the board of directors of any successor to the Company (except for resignations due to death, disability or normal retirement). For purposes of this definition, a person shall be deemed the "beneficial owner" of any securities: (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (ii) which such person or any of its Affiliates or Associates, has directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities. For purposes of this definition, a "person" shall mean any individual, firm, company, partnership, other entity or group, and the terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the date the Plan is approved by the shareholders of the Company and becomes effective.

    CODE:  The Internal Revenue Code of 1986, as amended.

    COMMITTEE: The Committee of the Board of Directors designated to administer this Plan pursuant to the provisions of Section 11.

    COMMON STOCK:  The Common Stock of the Company, without par value.

    COMPANY:  Structural Dynamics Research Corporation, an Ohio corporation.

    ELIGIBLE EMPLOYEE: An employee of the Company or of a Subsidiary who in the opinion of the Committee can contribute significantly to the growth and successful operations of the Company or a Subsidiary. The recommendation of the grant of a Stock Incentive to an employee by the Committee shall be deemed a determination by the Committee that such employee is an Eligible Employee.

    FAIR MARKET VALUE: As applied to any date, the mean of the highest and lowest quoted selling prices of a share of Common Stock on the composite tape of the Nasdaq National Market (or any stock exchange on which the Company's Common Stock may be listed in the future) on the date specified, or if the Common Stock was not traded on such system on such date, on the next preceding date on which the Common Stock was traded; provided, however, that, if the Common Stock is not so quoted, Fair Market Value shall be determined in accordance with the method approved by the Board of Directors, and, provided further, if any of the foregoing methods of determining Fair Market Value shall not be consistent with the regulations of the Secretary of the Treasury or his delegate at the time applicable to a Stock Incentive of the type involved, Fair Market Value in the case of such Stock Incentive shall be determined in accordance with such regulations and shall mean the value as so determined.

    INCENTIVE COMPENSATION: Bonuses, extra and other compensation payable in addition to a salary or other base amount, whether contingent or discretionary or required to be paid pursuant to an agreement, resolution or arrangement, and whether payable currently, or on a deferred basis, in cash, Common Stock or other property, awarded by the Company or a Subsidiary prior or subsequent to the date of the approval and adoption of this Plan by the shareholders of the Company.

    INCENTIVE OPTION: An option granted under this Plan which is designated to be an incentive stock option under the provisions of Section 422 of the Code; and any provisions elsewhere in this Plan or in any such Incentive Option which would prevent such option from being an incentive stock option may be deleted and/or voided retroactively to the date of the granting of such option, by action of the Committee.

    NONQUALIFIED OPTION: An option granted under this Plan which is not an incentive stock option under the provisions of Section 422 of the Code; and which is exercisable even though there is outstanding an Incentive Option which was granted before the granting of the Nonqualified Option to the same participant. Such Nonqualified Option shall not be affected by any actions taken retroactively as provided above with respect to Incentive Options.

    OPTION:  An option to purchase shares of Common Stock.

    PERFORMANCE OBJECTIVES: Stated criteria which may, but need not be set forth in a Stock Incentive at the discretion of the Committee, the successful attainment of which is specified in the Stock Incentive as a condition precedent to the issuance, transfer or retention of some or all of the shares of Common Stock covered by the Stock Incentive. Performance Objectives may be personal and/or corporate in nature and shall include, but shall not be limited to, objectives determined by reference to or changes in (a) the Fair Market Value, book value or earnings per share of Common Stock, or (b) sales and revenues, income, profits and losses, return on capital employed, or net worth of the Company (on a consolidated or unconsolidated basis) or of any or more of its groups, divisions, Subsidiaries or departments, or (c) a combination of two or more of the foregoing or other factors.

    PLAN: The 1998 Long-Term Stock Incentive Plan herein set forth as the same may from time to time be amended.

    STOCK AWARD: An issuance or transfer of shares of Common Stock at the time the Stock Incentive is granted or as soon thereafter as practicable, or an undertaking to issue or transfer such shares in the future.

    STOCK INCENTIVE: A stock incentive granted under this Plan in one of the forms provided for in Section 3.

    SUBSIDIARY: A company or other entity designated by the Committee in which the Company has a significant equity interest, except that, with respect to grants of Incentive Options, the term "Subsidiary" shall be deemed to mean a company or other form of business association of which shares (or other ownership interests) having 50% or more of the voting power are owned or controlled, directly or indirectly, by the Company.

    3.  GRANTS OF STOCK INCENTIVES:

    (a) Subject to the provisions of this Plan, the Committee may at any time, or from time to time, grant Stock Incentives under this Plan to, and only to, Eligible Employees.

    (b) Stock Incentives may be granted in the following forms:

        (i)  an Option; or

        (ii) a Stock Award; or

        (iii) a combination of an Option and a Stock Award.

    (c) Stock Incentives contingently granted prior to the approval of this Plan by the Company's shareholders but subject to such approval shall be deemed to be granted hereunder as of the date of such shareholder approval.

    4.  STOCK SUBJECT TO THIS PLAN:

    (a) Four million two hundred thousand shares of Common Stock are available for Stock Incentives granted under the Plan; provided, that if another company is acquired by the Company or combines with the Company, any of the Company's shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the Plan and would not be subtracted from the shares of Common Stock available for grant under the Plan; and provided further, that if any shares of Common Stock that are subject to Stock Incentives are forfeited, such shares shall again become available under the Plan. For purposes of the preceding sentence:

        (i) "Forfeited shares" means any shares issued pursuant to grants of Stock Incentives which expire or terminate for any reason in a calendar year without ever having been exercised or as to which the recipient did not receive any benefits of ownership (other than voting rights).

        (ii) Shares of Common Stock subject to Stock Incentives granted under this Plan may be either authorized but unissued shares or shares held in the Company's treasury, or any combination thereof, in the discretion of the Committee.

    (b) The maximum amount of Common Stock with respect to which Stock Incentives may be granted to any person during any calendar year shall be 250,000 shares; provided, however, that in the event of a grant made to a recipient upon the recipient's initial hiring by the Company, such limitation shall be increased to 500,000 shares.

    5. OPTIONS: Stock Incentives in the form of Options shall be subject to the following provisions:

    (a) Upon the exercise of an Option, the purchase price shall be paid in cash by means reasonably acceptable to the Company or, unless otherwise provided by the Committee (and subject to such terms and conditions as are specified in the Option or by the Committee), in shares of Common Stock delivered to the Company by the optionee or by the withholding of shares issuable upon exercise of the Option or in a combination of such payment methods. Shares of Common Stock thus delivered or withheld shall be valued at their Fair Market Value on the date of the exercise. The purchase price per share shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

    (b) Each Option shall be exercisable in full or in part not less than six months after the date the Option is granted, or may become exercisable in one or more installments at such later time or times as the Committee shall determine. Unless otherwise provided in the Option, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option. Any term or provision in any outstanding Option specifying that the Option not be immediately exercisable or that it be exercisable in installments may be modified at any time during the life of the Option by the Committee, provided, however, no such modifications of an outstanding Option shall, without the consent of the optionee, adversely affect any Option theretofore granted to the optionee.

    (c) Each Option shall be exercisable during the life of the optionee only by the optionee and, after the optionee's death, only by the optionee's estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution. An Option, to the extent that it shall not have been exercised, shall terminate at the close of business on the sixtieth day following the date the optionee ceases to be an employee of the Company or a Subsidiary, unless the optionee ceases to be an employee because of resignation with the consent of the Committee (which consent may be given before or after resignation), or by reason of death or incapacity, in which case any unexercised Option or portion thereof held by such person shall terminate 18 months after such resignation, death or incapacity, or at the Option's stated expiration date, whichever is earlier. Any Option that is exercisable hereunder after the date an optionee ceases to be an employee of the Company for any reason may be exercised only to the extent it could have been exercised as of the date the optionee ceases to be an employee. A leave of absence for military or governmental service or for other purposes shall not, if approved by the Committee, be deemed a termination of employment within the meaning of this paragraph (c). Notwithstanding the foregoing provisions of this paragraph (c) or any other provisions of this Plan, no Option shall be exercisable after expiration of the term for which the Option was granted, which shall in no event exceed ten years.

    (d) Options shall be granted for such lawful consideration as the Committee shall determine.

    (e) No Option nor any right thereunder may be assigned or transferred by the optionee except by will or the laws of descent and distribution. If so provided in the Option or if so authorized by the Committee and subject to such terms and conditions as are specified in the Option or by the Committee, the Company shall have the right, upon or without the request of the holder of the Option and at any time or from time to time, to cancel all or a portion of the Option then subject to exercise and either: (i) pay the holder an amount of money equal to the excess, if any, of the Fair Market Value, at such time or times, of the shares subject to the portion of the Option so canceled over the aggregate purchase price of such shares; or (ii) issue or transfer shares of Common Stock to the holder with a Fair Market Value, at such time or times, equal to such excess.

    (f) Each Option shall be evidenced by a written instrument, which shall contain such terms and conditions (including, without limitation, Performance Objectives), and shall be in such form, as the Committee may determine, provided the Option is consistent with this Plan and incorporates it by reference. Notwithstanding the preceding sentence, an Option if so recommended by the Committee, may include restrictions and limitations in addition to those provided for in this Plan.

    (g) Any federal, state or local withholding taxes payable by an optionee upon the exercise of an Option shall be paid in cash or, unless otherwise provided by the Committee, by the surrender of shares of Common Stock or the withholding of shares of Common Stock to be issued to the optionee, or in any combination thereof, or in such other form as the Committee may authorize from time to time. All such shares so surrendered or withheld shall be valued at Fair Market Value on the date they are surrendered to the Company or authorized to be withheld.

    (h) Options may be either Incentive Options or Nonqualified Options at the discretion of the Committee. Options not otherwise designated shall be Nonqualified Options. Notwithstanding any other provisions herein, the following provisions shall apply to Incentive Options: (i) the exercise price of any Incentive Option granted to any person who on the date of grant owns (within the meaning of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary shall not be less than 110% of the Fair Market Value of the stock on the date of grant; (ii) the maximum term of any Incentive Option granted hereunder shall be ten years, except that the maximum term of any Incentive Option granted to a person described in Section 5(h)(i) above shall be five years; (iii) no Incentive Option may be granted subsequent to the tenth anniversary of the date of shareholder approval of this Plan; (iv) Incentive Options may only be granted to persons who are employees of the Company or any Subsidiary within the meaning of the Code; and (v) the aggregate Fair Market Value, determined as of the time of the grant, of the shares of Common Stock with respect to which Incentive Stock Options held by any Eligible Employee which are exercisable for the first time by such Eligible Employee during any calendar year under the Plan and under any other benefit plans of the Company shall not exceed $100,000, or if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

    6. STOCK AWARDS: Stock Incentives in the form of Stock Awards shall be subject to the following provisions:

    (a) A Stock Award shall be granted only in payment of Incentive Compensation that has been earned or as Incentive Compensation to be earned, including, without limitation, Incentive Compensation awarded concurrently with or prior to the grant of the Stock Award.

    (b) For the purposes of this Plan, in determining the value of a Stock Award, all shares of Common Stock subject to such Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares on the date such Stock Award is granted, regardless of whether or when such shares are issued or transferred to the Eligible Employee and whether or not such shares are subject to restrictions which affect their value.

    (c) The number of shares of Common Stock which may be granted under the Plan as Stock Awards shall not exceed 420,000 shares of Common Stock (i.e.,10% of the maximum aggregate number of shares of Common Stock that may be granted to participants in the Plan).

    (d) Shares of Common Stock subject to a Stock Award may be issued or transferred to the Eligible Employee at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time, as the Committee shall determine. In the event that any such issuance or transfer shall not be made to the Eligible Employee at the time the Stock Award is granted, the Committee may provide for payment to such Eligible Employee, either in cash or in shares of Common Stock from time to time or at the time or times such shares shall be issued or transferred to such Eligible Employee, of amounts not exceeding the dividends which would have been payable to such Eligible Employee in respect of such shares (as adjusted under Section 8) if they had been issued or transferred to such Eligible Employee at the time such Stock Award was granted. Any amount payable in shares of Common Stock under the terms of a Stock Award may, at the discretion of the Company, be paid in cash, on each date on which delivery of shares would otherwise have been made, in an amount equal to the Fair Market Value on such date, of the shares which would otherwise have been delivered.

    (e) A Stock Award shall be subject to such terms and conditions, including, without limitation, restrictions on sale or other disposition of the Stock Award or of the shares issued or transferred pursuant to such Stock Award, as the Committee shall determine; provided, however, that upon the issuance or transfer of shares pursuant to a Stock Award, the recipient shall, with respect to such shares, be and become a shareholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Stock Award. The Committee may, in its sole discretion, but shall not be required to, specify in any Stock Award that the issuance, transfer and/or retention of some or all of the shares of Common Stock covered by the Stock Award shall be subject to the attainment of Performance Objectives. Each Stock Award shall be evidenced by a written instrument in such form as the Committee shall determine, provided such written instrument is consistent with this Plan and incorporates it by reference.

    (f) In the event the holder of shares of Common Stock subject to a Stock Award dies prior to the time such shares are no longer subject to forfeiture pursuant to the terms of the Stock Award, the estate of such holder may retain such shares subject to the restrictions set forth in the Stock Award.

    7. COMBINATIONS OF OPTIONS AND STOCK AWARDS: Stock Incentives authorized by paragraph (b)(iii) of Section 3 in the form of combinations of Options and Stock Awards, shall be subject to the following provisions:

    (a) A Stock Incentive may be a combination of any form of Option with any form of Stock Award; provided, however, that the terms and conditions of such Stock Incentive pertaining to an Option are consistent with Section 5 and the terms and conditions of such Stock Incentive pertaining to a Stock Award are consistent with Section 6.

    (b) Such combination Stock Incentive shall be subject to such other terms and conditions as the Committee may determine, including, without limitation, a provision terminating in whole or in part a portion thereof upon the exercise in whole or in part of another portion thereof. Such combination Stock Incentive shall be evidenced by a written instrument in such form as the Committee shall determine, provided it is consistent with this Plan and incorporates it by reference.

    8. ADJUSTMENT PROVISIONS: In the event that any recapitalization, reclassification, forward or reverse split of shares of Common Stock, or any similar transaction shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number of class of shares of stock or other securities of the Company or for shares of the stock or other securities of any other company, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (a) the number and class of shares or other securities that may be issued or transferred pursuant to Stock Incentives or with respect to which a cash payment pursuant to the Stock Incentive is determinable, (b) the number and class of shares or other securities which have not been issued or transferred under outstanding Stock Incentives, (c) the purchase price to be paid per share or other security under outstanding Options, and (d) the price to be paid by the Company or a Subsidiary for shares or other securities issued or transferred pursuant to Stock Incentives which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities, shall in each case be equitably adjusted.

    9. ACCELERATION: In the event of a Change in Control, any Stock Incentives which have then been outstanding hereunder for at least six months shall be immediately exercisable (without regard to any limitation imposed by the Plan or the Committee at the time the Stock Incentive was granted, which permits all or any part of the Stock Incentive to be exercised only after the lapse of time or the attainment of Performance Objectives or other conditions to exercise), and will remain exercisable until the expiration of the Stock Incentive.

    10. TERM: This Plan shall be deemed adopted and shall become effective on the date it is approved and adopted by the shareholders of the Company. This Plan shall remain in effect until such time as it is terminated by the Board of Directors; provided, however, that no Incentive Options may be granted hereunder after May 7, 2008.

    11.  ADMINISTRATION:

    (a) The Plan shall be administered by the Committee, which shall consist of not less than three directors of the Company designated by the Board of Directors in accordance with the Code of Regulations of the Company; provided, however, that no director shall be designated as or continue to be a member of the Committee unless such director shall at the time of designation and service be both (i) a "disinterested person" within the meaning of Rule 16b-3 of the Securities and Exchange Commission (or any successor provision at the time in effect) and (ii) an "outside director" within the meaning of Section 162(m) of the Code and any regulations promulgated thereunder by the Department of the Treasury. Grants of Stock Incentives may be recommended by the Committee either with or without consultation with employees, but, anything in this Plan to the contrary notwithstanding, the Committee shall have full authority to act in the matter of selection of all Eligible Employees and in recommending Stock Incentives to be granted to them.

    (b) The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to participate in this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries, its shareholders and all employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

    (c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

    12. ACQUISITIONS: Notwithstanding Section 4(a), if the Company or any Subsidiary should merge or consolidate with, or purchase stock or assets or otherwise acquire the whole or part of the business of, another company, the Company in connection therewith, upon the recommendation of the Committee and the approval of the Board of Directors, (a) may assume, in whole or in part and with or without modifications or conditions, any stock options granted by the acquired company to its employees, in their capacity as such, or (b) may grant new Options in substitution therefore; provided that the granting of an Option with the terms and conditions of the assumed or substitute options is permissible under either this Plan or a plan approved by the shareholders of the acquired company. For the purposes of the preceding sentence, the permissibility of the granting of an option under a plan shall be determined as of the date of grant of the original option by the acquired company and not as of the date of assumption or substitution by the Company.

    13.  GENERAL PROVISIONS:

    (a) Nothing in this Plan nor in any instrument executed pursuant hereto shall confer upon any employee any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or of a Subsidiary to terminate the employment of any employee with or without cause.

    (b) No shares of Common Stock shall be issued or transferred pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance or transfer of such shares, in the opinion of counsel to the Company, have been complied with. In connection with any such issuance or transfer the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, that the shares are being acquired for investment and not with a view to resale or distribution thereof and assurances in respect of such other matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements. No employee (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Incentive except as to shares of Common Stock, if any, as shall have been issued or transferred to him.

    (c) The Company or a Subsidiary may, with the approval of the Committee, enter into an agreement or other commitment to grant a Stock Incentive in the future to a person who is or will be an Eligible Employee at the time of grant, and, notwithstanding any other provision of this Plan, any such agreement or commitment shall not be deemed the grant of a Stock Incentive until the date on which the Company takes action to implement such agreement or commitment.

    (d) In the case of a grant of a Stock Incentive to an employee of a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing or transferring the shares, if any, covered by the Stock Incentive to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares to the employee in accordance with the terms of the Stock Incentive specified by the Committee pursuant to the provisions of this Plan. Notwithstanding any other provision hereof, such Stock Incentive may be issued by and in the name of the Subsidiary and shall be deemed granted on the date it is approved by the Committee, on the date it is delivered by the Subsidiary, or on such other date between said two dates, as the Committee shall specify.

    (e) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Stock Incentive shall be canceled or suspended by the Company. In particular, but without limitation, all outstanding Stock Incentives to any Eligible Employee may be canceled if the Eligible Employee, without the consent of the Committee, while employed by the Company or after termination of such employment, engages in any activity which is in competition with the Company, including but not limited to an activity whereby the Company's or its Subsidiary's trade secrets or confidential information may conceivably be divulged, or is otherwise detrimental to the Company's best interest, as determined by the Committee.

    (f) The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding of any taxes which the Company or a Subsidiary determines it is required to withhold in connection with any Stock Incentive.

    (g) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary or other affiliate now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

    (h) The Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

    (i) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any stock option or Stock Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

    (j) Stock options or Stock Awards may be granted to Eligible Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of stock options or Stock Awards in order to minimize the Company's obligation with respect to tax equalization for Eligible Employees on assignments outside their home country.

    14.  AMENDMENTS AND DISCONTINUANCE:

    (a) This Plan may be amended by the Board of Directors upon the recommendation of the Committee, provided that, without the approval of the shareholders of the Company, no amendment shall be made which: (i) increases the maximum aggregate number of shares of Common Stock that may be issued or transferred pursuant to Stock Incentives as provided in Section 4; (ii) withdraws the administration of this Plan from the Committee or amends the provisions of paragraph (a) of Section 11 with respect to eligibility and disinterest of members of the Committee; (iii) permits any person who is not at the time an Eligible Employee of the Company or of a Subsidiary to be granted a Stock Incentive; (iv) permits any Option to be exercised more than ten years after the date it is granted; (v) amends Section 10 to extend the date set forth therein; or (vi) amends this Section 14.

    (b) The Board of Directors may by resolution adopted by a majority of the entire Board of Directors discontinue this Plan.

    (c) No amendment or discontinuance of this Plan by the Board of Directors or the shareholders of the Company shall, without the consent of the employee, adversely affect any Stock Incentive theretofore granted to him.

                                     [LOGO]

                  -------------------------------------------
                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                          ----------------------------

                                      1998
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                  MAY 7, 1998

PROXY               STRUCTURAL DYNAMICS RESEARCH CORPORATION
                               2000 Eastman Drive
                              Milford, Ohio 45150

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William J. Weyand, John A. Mongelluzzo and Jeffrey J. Vorholt, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of Structural Dynamics Research Corporation which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of said Company scheduled to be held on May 7, 1998 at 2:00 p.m. at the Company's offices, 2000 Eastman Drive, Milford, Ohio 45150 or at any adjournment or recess thereof.

    Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on each proposal.

1.  ELECTION OF CLASS I DIRECTORS.
    / / FOR all nominees listed below      / / WITHHOLD AUTHORITY
    (except as marked to the contrary below)

              WILLIAM P. CONLIN, BANNUS B. HUDSON, ARTHUR B. SIMS

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below)

--------------------------------------------------------------------------------

2. Approval and adoption of the Structural Dynamics Research Corporation 1998 Long-Term Stock Incentive Plan.

                    / / FOR      / / ABSTAIN      / / AGAINST

3. Ratification of the appointment of Price Waterhouse LLP as the independent auditors of the Company for 1998.

                    / / FOR      / / ABSTAIN      / / AGAINST

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR the proposals in paragraphs 2 and 3.

ALL FORMER PROXIES ARE HEREBY REVOKED.
                                                  NUMBER OF SHARES .............

                                                  ------------------------------
                                                    (Signature of Shareholder)

                                                  ------------------------------
                                                    (Signature of Shareholder)

                                                  (Please sign exactly as your
                                                  name appears hereon. All joint
                                                  owners should sign. When
                                                  signing in a fiduciary
                                                  capacity or as a corporate
                                                  officer, please give your full
                                                  title as such)

                                                  Dated:  ............... , 1998